EXHIBIT 99.01

News Release
www.epelectric.com

September 19, 2017

El Paso Electric and City of El Paso Agree in Principle on Terms of Settlement for Texas Rate Case
Docket No. 46831

El Paso, Texas - El Paso Electric Company (EPE) (NYSE: EE) today announced that the City of El Paso approved, in principle, the settlement terms for EPE's rate case pending in Docket No. 46831 before the Public Utility Commission of Texas (PUCT). No party in the case has indicated that it intends to oppose the proposed settlement.

Key terms of the proposed settlement include: (i) an annual non-fuel base rate increase of $14.5 million; (ii) a return on equity of 9.65%; (iii) a determination that all new plant in service was prudent and used and useful and therefore is included in rate base; and (iv) allowing EPE to recover reasonable rate case expenses, subject to Commission Staff’s review and currently estimated to be approximately $3.0 million, through a separate surcharge over a three year period.

The settlement also establishes baseline revenue requirements for transmission and distribution investment costs. The establishment of such baseline revenue requirements will allow EPE to file an application with the PUCT to adjust its rates to recover the incremental costs for these investments periodically, with the first such filing to be made no earlier than January 1, 2019. Texas regulations allow a utility to recover its incremental investment in transmission and distribution infrastructure not included in the Company’s last general rate case proceeding before the PUCT. The investment is recovered through separate mechanisms known as a Transmission Cost Recovery Factor or Distribution Cost Recovery Factor after a baseline of the level of investment and associated cost has been established in a general rate proceeding.

The settlement also includes a minimum monthly charge of $30.00 for residential customers with distributed generation, such as private rooftop solar. This charge is to recover the cost of grid and customer-related services. This new monthly charge is only applicable to customers that apply for interconnection after the date of the issued final PUCT order in the rate case (Final Order). The parties also agreed not to establish a separate rate class for customers with private rooftop solar at this time.

Additionally, the proposed settlement allows for the annual recovery of $2.1 million of nuclear decommissioning funding and establishes annual depreciation expense that is approximately $1.9 million lower than the annual amount requested by EPE in its initial filing.

Once the parties have agreed formally to the terms of the settlement and executed the final documentation, the settlement documents will be filed with the Administrative Law Judges, along with a request that they return the case to the PUCT for approval. A Final Order is anticipated to be issued in the fourth quarter of 2017. Regardless of when the Final Order is issued, the new rates will relate back to consumption on or after July 18, 2017.

"A rate case is a complex process with many intervening parties and interests represented," said Mary Kipp, El Paso Electric’s President and Chief Executive Officer. “I am pleased the regulatory process allows the opportunity for all involved parties to work together and to collaboratively find solutions that are in the best interests of our customers, community, and other stakeholders. We continue to remain committed to meeting the growing energy needs of our community in a smart, environmentally responsible, and cost-effective way.”

On February 13, 2017, EPE filed a request for an increase in annual non-fuel base revenues of approximately $42.5 million with the City of El Paso, other incorporated municipalities in its Texas service territory and the PUCT. EPE filed a motion to sever the estimated rate case expenses into a separate hearing on May 30, 2017, and modified the requested increase to $39.2 million. The actual level of rate case expenses approved for recovery is subject to PUCT Staff review, which is expected to be completed prior to the issuance of a Final Order by the PUCT.

El Paso Electric Company is a regional electric utility providing generation, transmission and distribution service to approximately 416,000 retail and wholesale customers in a 10,000 square mile area of the Rio Grande valley in west Texas and southern New Mexico.

Safe Harbor
This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Risks and factors that could cause or contribute to such differences include, but are not limited to: (i) a breakdown in settlement discussions with the parties in EPE’s Texas rate case; (ii) EPE’s inability to reach final agreement with the intervenors in EPE’s Texas rate case; (iii) increased prices for fuel and purchased power and the possibility that regulators may not permit EPE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (iv) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico; and (v) other factors detailed by EPE in its public filings with the Securities and Exchange Commission (SEC). EPE's filings are available from the SEC or may be obtained through EPE's website, http://www.epelectric.com. Although EPE believes that the expectations reflected in such forward-looking statements are reasonable, no assurances can be given that these expectations will prove to be correct. Any such forward-looking statement is qualified by reference to these risks and factors. EPE cautions that these risks and factors are not exclusive. The forward-looking statements are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements. EPE does not undertake to update or revise any forward-looking statement that may be made from time to time by or on behalf of EPE except as required by law. If EPE does update one or more forward-looking statements, there should be no inference that EPE will make additional updates with respect to these or other forward-looking statements.

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Public Relations Eddie Gutierrez | 915.543.5763 eduardo.gutierrez@epelectric.com	Investor Relations Lisa Budtke | 915.543.5947 lisa.budtke@epelectric.com Richard Gonzalez | 915.543.2236 richard.gonzalez@epelectric.com